PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT ("Agreement") is entered into as of July 1, 1996, between THE CHALONE WINE GROUP, LTD., a California corporation ("Chalone"), RICHARD H. GRAFF, TRUSTEE, GRAFF 1993 TRUST DATED JUNE 10, 1993, a trust ("Graff Trust"), and RICHARD H. GRAFF, an individual ("Graff").

                                   Background

         The Graff Trust owns approximately 160 acres of property and a single-family house situated on such property generally known as 101 Stonewall Canyon Road, Soledad, California which is more completely described below.

         Graff will have the right to use portions of the property pursuant to the Residential Lease entered into between Chalone and Graff as of the date above written.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties agree as follows:

         1. Agreement of Sale. The Graff Trust hereby agrees to sell to Chalone, and Chalone hereby agrees to purchase from the Graff Trust that certain real property (the "Land") located in Monterey County, California which is more particularly described in Exhibit 1.1 (Description of the Land), together with all improvements located upon the Land including the house, vines, posts, fencing, and irrigation facilities ("Improvements"), all appurtenant rights related to the Land including easements and water rights (the "Appurtenant
Rights"),  the farm  equipment  located on the Land  ("Equipment")  as listed in
Exhibit 1.2 (List of Farm Equipment), and all approvals from any governmental or quasi-governmental authority with respect to the Land or Improvements including permits, variances, and licenses ("Approvals"). The Land, the Improvements, the Appurtenant Rights, the Equipment, and the Approvals are referred to collectively in this Agreement as the "Property."

         2. Purchase Price. The purchase price for the Property is One Million One Hundred Ninety-Two Thousand Five Hundred Three Dollars ($1,192,503) plus the amount of the liability assumed or paid off as described in Section 2.4 (the "Purchase Price") and will be paid by Chalone as follows:

                  2.1. A bank cashier's check payable to or a wire transfer to the Graff Trust in the amount of $250,000 at the Closing (as defined in Section
5.1 (Closing Date) below).

                  2.2. Chalone's promissory note in the principal amount of Nine Hundred Forty-Two Thousand Five Hundred Three Dollars ($942,503) bearing interest at seven and three one-hundredths of a percent (7.03%) per year, with monthly installments of principal and interest in the amounts as described in
Exhibit 2.2.1 (Schedule of Mortgage Payments) and providing for a right of setoff, substantially in the form of Exhibit 2.2.2 (the "Note").

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                  2.3.  Security for this Note in the form of a deed of trust on the Property ("Second Deed of Trust") substantially in the form of Exhibit 2.3 ("Second Deed of Trust").

                  2.4. Chalone will assume or pay-off the liability owed to Wells Fargo Bank N.A. which is evidenced by a promissory note dated as of March 2, 1996 made payable to the order of First Interstate Bank of California in an original loan amount of $456,000 ("Assumed Note") and secured by a deed of trust encumbering the Property ("First Deed of Trust").

         3. Title.

                  3.1. Permitted Title Exceptions. The Graff Trust will deliver good and marketable title to the Property to Chalone subject only to those exceptions as may be approved in writing by Chalone pursuant to Section 4.1.2 (Objections to Preliminary Title Report) below ("Permitted Title Exceptions").

                  3.2. Owner's Policy. Evidence of title will be the issuance at the Closing by the Title Company of a CLTA Standard Coverage Owner's Policy of Title Insurance in a form acceptable to Chalone insuring that fee title in the Property is vested in Chalone, subject only to the Permitted Title Exceptions, together with such endorsements as Chalone may reasonably request (the "Title Policy").

         4. Conditions to Closing.

                  4.1. Chalone's Conditions. Chalone's obligation to purchase the Property is conditioned upon the satisfaction of each of the following conditions:

                           4.1.1.  Performance  of  Obligations  and Accuracy of
Representations and Warranties. The performance by the Graff Trust of every obligation it has under this Agreement, and the accuracy of each representation and warranty made in this Agreement by Graff and the Graff Trust at the time the representation or warranty was made and as of the Closing.

                           4.1.2.   Objections  to  Preliminary   Title  Report.
Chalone's review and approval of the Preliminary Title Report and all title exceptions. Chalone will be deemed to have accepted title unless it notifies the Graff Trust of its reasonable disapproval of the condition of title within seven
(7) business days from the execution of this Agreement. If Chalone reasonably disapproves of any item(s) in the Preliminary Title Report before the end of this seven (7) business day period, within five (5) business days after Chalone's disapproval of any of these items, the Graff Trust may elect to remove such item(s) or may elect not to remove such item(s). If the Graff Trust elects not to remove such item(s), Chalone may terminate this Agreement or may proceed to Closing and will be deemed to have accepted the disapproved item(s).

                           4.1.3. Third Party Consents. All consents,  approvals
and waivers from any governmental authorities and other third parties necessary to permit The Graff Trust to transfer the Property to Chalone as contemplated by this Agreement will have been obtained, including the consent of Wells Fargo Bank N.A. to the assignment of the liability if the liability is assumed by Chalone, pursuant to Section 2.3 of this Agreement.

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                           4.1.4. No Governmental  Proceeding or Litigation.  No
suit, action, investigation, inquiry or other proceeding by any governmental authority or other party has been instituted or threatened which questions the validity or legality of the transactions contemplated by this Agreement.

                           4.1.5. Residential Lease. A Residential Lease entered
into between Chalone and Graff whereby Chalone will lease to Graff the single-family house situated on the Land and approximately 160 acres surrounding the house ("Residential Lease"). The Residential Lease will be in the form of
Exhibit 4 (Residential Lease).

                           4.1.6.  Promissory  Note. A  Promissory  Note made by
Graff to Chalone in the principal amount of Seventy-Six Thousand Six Hundred Fifty-Two Dollars and Eighty-Seven Cents ($76,652.87) bearing interest at seven percent (7%) per year, with equal quarterly installments of principal and interest in the amount of Four Thousand Five Hundred Seventy-Five Dollars and Fifty Cents ($4,575.50), substantially in the form of Exhibit 4.1.6 (the "Graff Note").

                           4.1.7.   Consulting   Agreement.   A  Consulting  and
Non-Competition Agreement entered into between Chalone and Graff whereby Chalone will engage Graff to assist Chalone on an as needed part-time basis during the term of which Graff will not compete with Chalone's business ("Consulting Agreement"). The Consulting and Non-Competition Agreement will be in the form of
Exhibit 4.1.7 (Consulting and Non-Competition Agreement).

                  4.2. Access. The Graff Trust will afford authorized representatives of Chalone reasonable access to the Property for the purposes of satisfying Chalone with respect to the representations, warranties and covenants of Graff and the Graff Trust contained in this Agreement and the conditions precedent to the Closing.

                  4.3. Graff Trust's Conditions.

                           4.3.1.  Performance  of  Obligations  and Accuracy of
Representations and Warranties. The performance by Chalone of every obligation it has under this Agreement, and the truth of each representation and warranty made in this Agreement by Chalone at the time the representation or warranty was made and as of the Closing.

                           4.3.2. Third Party Consents. All consents,  approvals
and waivers from any governmental authorities and other third parties necessary to permit the Graff Trust to transfer the Property to Chalone as contemplated by this Agreement will have been obtained.

                           4.3.3. Residential Lease. A Residential Lease entered
into between Chalone and Graff whereby Chalone will lease to Graff the single-family house situated on the Land and approximately 160 acres surrounding the house. The Residential Lease will be in the form of Exhibit 4 (Residential Lease).

                           4.3.4.   Consulting   Agreement.   A  Consulting  and
Non-Competition Agreement entered into between Chalone and Graff whereby Chalone will engage Graff to assist

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Chalone on an as needed  part-time basis during the term of which Graff will not compete with Chalone's business. The Consulting and Non-Competition Agreement will be in the form of Exhibit 4.1.7 (Consulting and Non-Competition Agreement).

                  4.4. Waiver. Either party may, at any time or times before the Closing, waive one or more of the foregoing conditions, without affecting its rights and remedies with respect to the remaining conditions. Any waiver must be in writing and signed by the waiving party.

         5. Closing.

                  5.1. Closing Date. The consummation of the purchase and sale of the Property (the "Closing") will be held no later than September 30, 1996, or on such other date agreed to in writing by Chalone and the Graff Trust.

                  5.2. Graff Trust's Deposits IntoEscrow. The Graff Trust must deposit the following documents and items into escrow:

                           5.2.1.  a duly executed and  acknowledged  grant deed
conveying the Land and Improvements to Chalone, subject only to the Permitted Title Exceptions;

                           5.2.2.   a  duly   executed   assignment   reasonably
acceptable to Chalone assigning to Chalone all of the Graff Trust's interest in all Approvals;

                           5.2.3.  an affidavit in the form of attached  Exhibit
5.2.3. stating that the Graff Trust is not a "foreign person" under IRC Section 1445(f)(3).

                           5.2.4. a certificate  from the Graff Trust certifying
that there has been no change in or damage to the Property (or specifying such change or damage) from the date of this Agreement and that the representations and warranties described in Section 6.1 (Representations and Warranties of the Graff Trust) are complete and accurate as of the Closing date;

                           5.2.5.  The Graff  Trust's share of the closing costs
as described in Section 5.5 (Closing Costs) below;

                           5.2.6.  An assignment  of the Assumed Note,  properly
executed and acknowledged by Graff, and accompanied by all consents of Wells Fargo Bank N.A. required by the Assumed Note and the First Deed of Trust, in a form acceptable to Chalone, if the liability is assumed by Chalone and not paid off; and

                           5.2.7.  such other  documents  as may  reasonably  be
required to complete the Closing.

                  5.3. Chalone's Deposits Into Escrow. Chalone must deposit the following into escrow:

                           5.3.1.  a bank  cashier's  check payable to or a wire
transfer to the Graff Trust in the amount of $250,000 and a Note, substantially in the form of Exhibit 2.2.2;

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                           5.3.2.  a Second Deed of Trust  substantially  in the
form of Exhibit 2.3 (Second Deed of Trust);

                           5.3.3.  Chalone's  share  of  the  closing  costs  as
described in Section 5.5. (Closing Costs) below; and

                           5.3.4.  such other  documents  as may  reasonably  be
required to complete the Closing.

                  5.4. Prorations. All expenses for the Property will be prorated as of the Closing date (the "Proration Date") and the Purchase Price will be adjusted on the following basis:

                           5.4.1.  Accounts  Payable.  All sums due for accounts
payable which were owing or accrued by the Property prior to the Proration Date and for all agreements and contracts not assumed by Chalone will be paid by Graff, and Graff agrees to indemnify and hold Chalone harmless with respect to those agreements and contracts.

                           5.4.2.  Property  Taxes.  To the extent not  included
above, all real and personal property ad valorem taxes and special assessments, if any, will be prorated to the Proration Date, based on the latest available tax rate and assessed valuation.

                           5.4.3.  Post Closing.  If the amount of any proration
cannot be determined at the Closing, the adjustments will be made between the parties as soon after Closing as possible.

                  5.5. Closing Costs. The Graff Trust and Chalone will each pay their respective shares of all Closing costs for this transaction, including all escrow and recording fees, transfer taxes, and the cost of Chalone's title insurance policy, pursuant to the custom in Monterey County.

                  5.6. Closing. Pursuant to Section 5.1 (Closing Date) above, the Title Company will close the escrow for this transaction when it is in a position to issue the Title Policy and has received from the Graff Trust and Chalone the items required of each in Sections 5.2 (Graff Trust's Deposits Into Escrow) and 5.3 (Chalone's Deposits Into Escrow) above. Title Company will close escrow by doing the following:

                           5.6.1.  Recording  the  grant  deed  in the  Official
Records of Monterey County Recorder;

                           5.6.2.  Recording  the  Second  Deed of  Trust in the
Official Records of Monterey County Recorder;

                           5.6.3.  Delivering to Chalone the Title  Policy,  the
original documents and items listed in Section 5.2 (Graff Trust's Deposits Into Escrow) above, and a closing statement

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for the escrow  consistent  with this Agreement and  satisfactory to Chalone and the Graff Trust (the "Closing Statement"), and any refund due Chalone; and

                           5.6.4.  Delivering to the Graff Trust the  Promissory
Note and the Graff Trust's closing statement.

                           5.6.5.  Delivering  to the Graff  Trust  the  payment
described in Section 5.3.1.

                  5.7 Possession. The Graff Trust will deliver possession of the Property to Chalone on the Closing date subject to Graff's retained rights under the Residential Lease.

         6. Representations and Warranties.

                  6.1. Representations and Warranties of Graff and of the Graff Trust. Graff and the Graff Trust hereby makes the following representations and warranties to Chalone, which representations and warranties will survive the Closing and all of which (i) are material and are being relied upon by Chalone, and (ii) are complete and accurate as of the date of this Agreement and will be complete and accurate at the Closing date:

                           6.1.1. Neither Graff nor the Graff Trust knows of any
facts nor has Graff or the Graff Trust failed to disclose any fact which may affect the value of the property or the viability of the vineyard located on the Property to continue as a first class vineyard. There are no material physical or mechanical defects of the Property, and except as otherwise disclosed, all Equipment and Improvements are in good operating condition and repair as of the Closing date and in compliance with all applicable governmental requirements;

                           6.1.2.  Except as  disclosed  to Chalone in  writing,
neither Graff nor the Graff Trust has any knowledge of any condemnation proceedings or any land-use or development regulations or proceedings existing or proposed, which would affect the use and operation of the Property, nor has Graff or the Graff Trust received notice of any special assessment proceedings or other matters affecting the use, occupancy or value of the Property;

                           6.1.3.  For  purposes  of this  Agreement,  the  term
"Hazardous Materials" means materials regulated under any federal, state or local law or regulation, as amended from time to time, as a toxic, hazardous, contaminated or similarly harmful or dangerous material or substance. To the best of Graff's and the Graff Trust's knowledge, there are no Hazardous Materials being stored or otherwise held on, under or about the Property by Graff or the Graff Trust or to Graff's or the Graff Trust's knowledge after due inquiry by any other party;

                           6.1.4. Neither Graff nor the Graff Trust has received
any written report, notice or other information, or to their knowledge otherwise been advised under the California Health and Safety Code or any other applicable local, state or federal law regarding Hazardous Materials on, under or affecting the Property or requiring the removal of any Hazardous Materials from the Property;

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                           6.1.5.  All documents  executed by Graff or the Graff
Trust which are to be delivered to Chalone at the Closing are, or at the time of Closing will be, duly authorized, executed, and delivered by Graff or the Graff Trust, whichever is applicable, and are, or at the Closing will be, legal, valid, and binding obligations of Graff or the Graff Trust, whichever is applicable, and do not, and at the time of Closing will not, violate any provision of any agreement to which either Graff or the Graff Trust is a party or to which they are subject or any law, judgment or order applicable to Graff or the Graff Trust; and

                           6.1.6.  To the best of Graff's and the Graff  Trust's
knowledge, there is no claim, litigation, or governmental investigation or proceeding, actual or potential, that may affect the Property and no unrecorded easements, unrecorded mechanics' lien claims, unrecorded taxes and assessments, claims of encroachment or prescriptive easements affecting the Land or Improvements.

                  6.2. Representations and Warranties of Chalone. Chalone hereby makes the following representations and warranties to the Graff Trust, which representations and warranties will survive the Closing and all of which (i) are material and are being relied upon by the Graff Trust, and (ii) are complete and accurate in all respects as of the date of this Agreement and will be complete and accurate as of the Closing date:

                           6.2.1.  Chalone  is  a  corporation  duly  organized,
validly existing and in good standing under the laws of the State of California; and

                           6.2.2.  This Agreement and all documents  executed by
Chalone which are to be delivered to either Graff or the Graff Trust, whichever is applicable, at the Closing are, or at the time of Closing will be, duly authorized, executed, and delivered by Chalone, and are, or at the Closing will be, legal, valid, and binding obligations of Chalone, and do not, and at the time of Closing will not, violate any provisions of any agreement to which Chalone is a party or to which it is subject or any law, judgment or order applicable to Chalone.

         7. The Parties' Obligations After Closing.

                  7.1. Organic Farming. During the term that the Consulting Agreement is in effect, Chalone will exercise its reasonable efforts to organically farm the vineyard that is part of the Property ("Vineyard") and to investigate and, if appropriate, obtain and maintain the required certification of that Vineyard as an organic farm from the appropriate governmental or quasi-governmental authorities; provided, however, that if (i) the physical integrity of the grapes or vines is endangered, (ii) the quality of the resulting wine is affected, or (iii) the economic competitiveness of the Vineyard is threatened relative to the Chalone Vineyard, as determined in Chalone's sole discretion, Chalone will have the right to employ non-organic materials to combat specific grape pests and diseases on a case-by-case basis, but only when necessary in Chalone's sole discretion, and Chalone agrees to minimize the use of any such non-organic materials and to revert to fully organic materials as soon as possible thereafter.

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                  7.2.  Vineyard  Name.  Chalone  will  name  the  Vineyard  the
"Richard Graff Vineyard;" provided, however, that if Chalone sells or transfers the Vineyard, the purchaser or the transferee will not be bound by this obligation.

                  7.3. Vineyard Management. During the term that the Consulting Agreement is in effect, Graff may advise Chalone with respect to the management of the Vineyard, excluding the day to day management of the Vineyard, but Graff may not make any decisions which affect the Vineyard in any way; Chalone will make all such decisions.

                  7.4. Winemaking. During the term that the Consulting Agreement is in effect, Chalone will use its reasonable efforts to cause the grapes from the Vineyard to be made into wine at the Chalone Winery and to allow Graff to advise Chalone with respect to the making of the wine; provided, however, that if Chalone sells or transfers the Vineyard, the purchaser or the transferee will not be bound by this obligation. Under no circumstances will Graff make any decisions which affect the process of the winemaking in any way, except in the case of those barrels of wine that have been set aside for Graff's personal use as provided in the Consulting Agreement. If the grapes from the Vineyard are made into wine at the Chalone Winery, Chalone will bottle such wine.

                  7.5. Subordination. Graff and the Graff Trust shall subordinate, on the terms reasonably requested by Chalone's Lender, the liens evidenced by the Second Deed of Trust and the Residential Lease to that of a commercial lender who from time to time may provide Chalone, or its successors and assigns, with financing secured by the Property and to attorn to such commercial lender and shall execute such documents as may be required by such lender to evidence this subordination and attornment; provided, that, the amount of financing secured by the Property shall not exceed $500,000.

         All obligations described in this Article VII shall survive the Closing.

         8. Indemnification. Each party hereby agrees to indemnify the other party and hold the other party harmless from and against any and all claims, demands, liabilities, costs and damages, including without limitation, reasonable attorneys' fees, resulting from any misrepresentations or breach of warranty or covenant made by such party in this Agreement or in any document, certificate, or exhibit given or delivered to the other party pursuant to or in connection with this Agreement. Graff and the Graff Trust further agree to indemnify Chalone and hold Chalone harmless from and against any claims, demands, liabilities, costs and damages asserted against or suffered by Chalone and resulting from or arising out of the ownership, use or construction of the Property prior to the conveyance of the Property to Chalone, including, without limitation, claims arising from the presence, prior to Closing, of any Hazardous Materials on the Property and reimbursement of cleanup or remedial action costs under any law or regulation regarding the generation, use, storage, or disposal of such Hazardous Materials. All of these indemnifications will survive the Closing and conveyance of the Property to Chalone.

         9. Risk of Loss; Insurance Proceeds; Condemnation.

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                  9.1.  Damage  or  Destruction.  In  the  event  of  damage  or destruction of the Improvements prior to the Closing date, Chalone may elect to either (a) terminate this Agreement upon written notice to the Graff Trust or
(b) consummate this Agreement as scheduled, in which event the Graff Trust will pay to Chalone any and all insurance proceeds payable with respect to such damage or destruction for costs of repair and restoration of the Property, plus such additional amount if any as may be required to repair or restore the Improvements to their condition immediately prior to such damage or destruction.

                  9.2. Insurance. The Graff Trust agrees to maintain any insurance policy with respect to the Property currently in effect through the Closing date.

                  9.3. Eminent Domain. If, prior to the Closing, all of the Land and Improvements are taken by eminent domain, this Agreement will be deemed canceled. If only part of the Land or Improvements are taken by eminent domain, Chalone will have the option of (a) proceeding with the Closing and acquiring the Property as affected by the taking, together with all compensation and damage awarded or the right to receive same, or (b) canceling this Agreement.

         10. Graff Trust's Covenants During Contract Period. Between the Graff Trust's execution of this Agreement and the Closing, or earlier termination of this Agreement as permitted under this Agreement, the Graff Trust will (i) maintain the Property in good order, condition and repair, reasonable wear and tear excepted, (ii) not make any physical changes to the Improvements, (iii) continue to manage the Property (including the cultivation of the vines) in the manner in which it is being managed, and (iv) not enter into any lease, amendment of lease, grape contract, or other agreement pertaining to the Property, without Chalone's prior consent which may be withheld at Chalone's sole discretion.

         11. Assignment. Neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their successors and assigns. In connection with any approved assignment, the assignee must assume the assignor's obligations under this Agreement, but assignor will nevertheless remain liable for those obligations.

         12. Miscellaneous.

                  12.1.  Notice.  All  notices  and  any  other   communications
permitted or required under this Agreement must be in writing and will be effective (i) immediately upon delivery in person, or (ii) 24 hours after deposit with a commercial courier or delivery service for overnight delivery,
(iii) seven days after deposit with the United States Postal Service, certified mail, return receipt requested, postage prepaid, or (iv) upon receipt, if transmitted by facsimile with confirmed receipt between 9:00 a.m. and 5:00 p.m. on a business day, otherwise, on the following business day. All notices must be properly addressed and delivered to the parties at the addresses set forth below, or at such other addresses as either party may subsequently designate by written notice given in the manner provided in this Section:

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                  Graff Trust:       Richard H. Graff, Trustee, Graff 1993 Trust
                                     Dated June 10,  1993
                                     c/o The  Chalone Wine Group, Ltd.
                                     621 Airpark Road
                                     Napa, CA 94558

                                     Phone:  (707) 254-4200
                                     Fax: (707) 254-4201

                  Graff:             Richard H. Graff
                                     c/o  The Chalone Wine Group, Ltd.
                                     621 Airpark Road
                                     Napa, CA 94558

                                     Phone:  (707) 254-4200
                                     Fax: (707) 254-4201

                  Chalone:           The Chalone Wine Group, Ltd.
                                     621 Airpark Road
                                     Napa, CA 94558

                                     Phone:  (707) 254-4200
                                     Fax: (707) 254-4201
                                     Attn.:  W. Philip Woodward

                  12.2. Covenant of Further Assurances. The parties hereby agree to execute such other documents and perform such other acts as may be necessary or desirable to carry out the purposes of this Agreement.

                  12.3. Entire Agreement. This document represents the entire agreement between the parties with respect to the subject matter and supersedes all other prior agreements. This Agreement may only be modified by a written instrument signed by both parties.

                  12.4. No Waiver. No consent or waiver by either party to or of any breach of any representation, covenant or warranty will be construed as a consent to or waiver of any other breach of the same or any other representation, covenant, or warranty.

                  12.5. Attorneys' Fees. In the event of any breach of this Agreement that results in arbitration or litigation between the parties, the prevailing party shall be entitled to its reasonable attorney's fees, expert witness fees and costs of suit. The prevailing party shall be determined by the court or arbitrator, as applicable, based upon an assessment of which party's major arguments or positions taken in the proceedings could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues in the court's or arbitrator's decision.

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

                  12.6. Brokers and Finders. Neither party has had any contact or dealings regarding the Property, through any licensed real estate broker or other persons who can claim a right to a commission or finder's fee in connection with this transaction. In the event that any other party claims a commission or finder's fee in this transaction, the party through whom the party makes his claim will be responsible for the commission or fee and will indemnify the other against all costs and expenses (including reasonable attorneys' fees) incurred in defending against the same.

                  12.7. Time of the Essence. Time is of the essence of this Agreement.

                  12.8. Governing Law. This Agreement is entered into and will be governed by and construed in accordance with the laws of the State of California.

                  12.9. Interpretation. All parties have been represented by counsel in the preparation and negotiation of this Agreement, and this Agreement is to be interpreted as if it were drafted by all and not any one or more parties. The words "include" and "including" mean "including without limitation." The headings used in this Agreement are for purposes of convenience only and should not be used in construing the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                             GRAFF TRUST:  RICHARD H. GRAFF, TRUSTEE, GRAFF 1993
                                           TRUST DATED JUNE 10, 1993,
                                           a trust


                                           By:     /s/ RICHARD H. GRAFF
                                                  -----------------------------
                                           Title: Trustee
                                                  -----------------------------

                             GRAFF:

                                           /s/ RICHARD H. GRAFF
                                           ------------------------------------
                                           RICHARD H. GRAFF

                              CHALONE:     THE CHALONE WINE GROUP, LTD.,
                                           a California corporation


                                           By:     /s/ W. PHILIP WOODWARD
                                                  -----------------------------
                                           Title: President
                                                  -----------------------------

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